Accountancy Corp PCAOB Registered

Phone: +1-626-254-9411 Fax: +1-626-701-3331 http://wlcccpa.com/
1108 S. Baldwin Ave, Arcadia, CA 91007

March 28, 2017

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street NE
Washington, DC 20549

RE: San Lotus Holding, Inc.

Dear Sir/Madam:

We have read the statements under item 4.01 in the Form 8-K of San Lotus Holding Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm.

We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Yours truly,

WLCC Accountancy Corp.

WLCC Accountancy Corp